INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Cantabio Pharmaceuticals Inc. on Form S-1 of our report dated July 14, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the financial statements of Cantabio Pharmaceuticals Inc. as of March 31, 2016 and 2015 and for the years ended March 31, 2016 and 2015, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum

Marcum LLP
New York, NY
March 1, 2017